Exhibit 10.1

[Note: Text in [    ] is only included in Form of Retention Agreement for William A. Moir]

RETENTION AGREEMENT

B E T W E E N :

TIM HORTONS INC.,

a corporation governed by the Canada Business Corporations Act

(hereinafter, the “Corporation”)

- and -

,
an individual resident in

(hereinafter, the “Executive”)

WHEREAS the Corporation and its subsidiaries are engaged in the business of owning, operating and franchising Tim Hortons retail outlets and carrying on ancillary activities incidental thereto (the “Business”);

WHEREAS the Executive possesses unique skills, knowledge and experience relating to the Business;

WHEREAS with a view to providing stability to the Corporation and to certain members of senior management of the Corporation during a period of transition with respect to the Chief Executive Officer position, the Human Resource and Compensation Committee of the Board of Directors of the Corporation (the “HRCC”) has approved a retention program, on the terms and conditions set forth in this Agreement (the “Retention Program”);

WHEREAS pursuant to the Retention Program, subject to satisfaction of all of the conditions set forth in this Agreement, the Executive shall be entitled to a cash payment equal to $        , representing the Executive’s annual base salary as of the date of this Agreement (the “Payment Amount”), which shall be earned and become payable on the date that is nine (9) months following the date that an individual commences employment as Chief Executive Officer of the Corporation, as a permanent successor to Mr. Paul House (the “Payment Date”); and

WHEREAS the parties wish to enter into this Agreement to confirm the accuracy of the recitals and to acknowledge the terms and conditions of the Retention Program.

NOW THEREFORE this Agreement witnesses that in consideration of good and valuable consideration, including the mutual covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	The parties confirm the accuracy of, and acknowledge and agree to the provisions set forth in, the recitals of this Agreement, and further acknowledge and agree that the Retention Program shall be governed by the terms and conditions set forth in this Agreement (including the recitals).

2.	The Executive hereby acknowledges and agrees that:

a.	the payment of the Payment Amount to the Executive is conditional upon the Executive being actively employed, on a full-time basis, by the Corporation on a continuous basis (except for standard vacation, personal and sick days taken in accordance with the Corporation’s policies for each of the foregoing) [as Chief Brand and Marketing Officer,] from the date hereof through to the Payment Date;

b.	if the Executive’s employment [as Chief Brand and Marketing Officer] is terminated for any reason whatsoever prior to the Payment Date, whether due to retirement, resignation, termination without cause, termination for cause, for “good reason” by the Executive, death, disability or for any other reason whatsoever (including but not limited to as a result of a “change in control” of the Corporation, as defined under any applicable agreement between the Executive and the Corporation), then the Executive shall not be entitled to all or any portion of the Payment Amount or to any other amount, payment or entitlement under the Retention Program;

c.	notwithstanding that the Payment Amount is not performance-based compensation, in the event that the Corporation has an outstanding claim, as of the Payment Date, for recoupment or reimbursement from the Executive:

i.	under the Corporation’s Recoupment Policy Relating to Performance-Based Compensation adopted by the Board of Directors, as amended from time to time, or

ii.	in accordance with the terms of any separate agreement, understanding or arrangement between the Executive and the Corporation (or any affiliate thereof) including, but not limited to, any employment agreement, offer letter for initial employment, promotional letter setting forth the terms of the Executive’s promotion, change in control agreement, severance agreement or arrangement, and/or post-employment covenant agreement, then up to the full Payment Amount is subject to forfeiture or offset in order to satisfy such claim;

d.	the Retention Program shall be administered by the HRCC, which shall construe and interpret the Retention Program, and make such determinations and take such other action in connection with the Retention Program as it deems necessary and advisable, provided that the terms and conditions set forth in this Agreement shall not be amended without the prior consent of the Executive; and

e.	for tax purposes, the Payment Amount shall be considered income and shall be subject to the withholding, deduction requirements and other requirements of applicable laws, and, for greater certainty, the Payment Amount shall not be considered “earnings” for purposes of compensation and benefit plans and programs, including but not limited to the Corporation’s Executive Annual Performance Plan, Defined Contribution Pension Plan or Personal Supplemental Executive Retirement Savings Plan.

3.	The parties agree to execute such further documentation as from time to time necessary to reflect the intent of this Agreement.

4.	This Agreement is binding on the parties hereto and their respective successors and permitted assigns.

5.	This Agreement shall be interpreted and enforced in accordance with, and the respective rights and obligations of the parties shall be governed by, the laws of the Province of Ontario and the federal laws of Canada applicable in that province.

6.	This Agreement may be executed in more than one counterpart which when fully signed shall constitute one agreement.

Dated: August     , 2012

TIM HORTONS INC.

By:
Its:

EXECUTIVE